                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated October 27, 1998, by and among GENERAL SCANNING INC., a Massachusetts corporation ("Grizzly"), LUMONICS INC., an Ontario corporation ("Lynx") and GRIZZLY ACQUISITION CORP., a Massachusetts corporation and a wholly-owned subsidiary of Lynx ("Merger Sub").

  WHEREAS, Grizzly, Lynx and Merger Sub are entering into an Agreement for Merger and Reorganization of even date herewith (the "Merger Agreement", terms defined therein and not otherwise defined herein having the same meanings when used herein), which provides, among other things, for the merger of Merger Sub with and into Grizzly; and

  WHEREAS, Grizzly has agreed, to induce Lynx and Merger Sub to enter into the Merger Agreement, to grant the Option (as hereinafter defined);

  NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. Grant of Option. Grizzly hereby grants Merger Sub an irrevocable option (the "Option") to purchase up to 2,517,673 shares (the "Grizzly Shares") of common stock of Grizzly (the "Grizzly Common Stock") and the associated Grizzly Rights in the manner set forth below at a price of U.S. $4.57 per share (the "Exercise Price").

  Exercise of Option. The Option may be exercised by Merger Sub, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Merger Sub under circumstances which could entitle Lynx or Merger Sub to payment of Specified Amounts under Article VIII of the Merger Agreement. In the event Merger Sub wishes to exercise the Option, Merger Sub shall deliver to Grizzly a written notice (an "Exercise Notice") specifying the total number of the Grizzly Shares it wishes to purchase. Each closing of a purchase of the Grizzly Shares (a "Closing") shall occur at a place, on a date and at a time designated by Merger Sub and reasonably acceptable to Grizzly in an Exercise Notice delivered at least three business days prior to the date of the Closing. The Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
Section 8.01 thereof (other than a termination in connection with which Merger Sub is or may be entitled to the payment specified in Section 8.02 thereof); and (iii) one year following any termination of the Merger Agreement in connection with which Merger Sub is or may be entitled to the payment specified in Section 8.02 thereof (or if, at the expiration of such one year period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than the second anniversary of the date hereof). Notwithstanding the foregoing, the Option may not be exercised if Merger Sub is in willful breach of any of its representations or warranties, or in material breach of any of its covenants, contained in this Agreement or in the Merger Agreement.

  1. Conditions to Closing. The obligation of Grizzly to issue the Grizzly Shares to Merger Sub hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Grizzly Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Grizzly Shares hereunder shall have been obtained or made, as the case may be; (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; (iv) Merger Sub shall not be in material breach of any of its covenants under the Merger Agreement; and (v) the Toronto Stock Exchange shall have conditionally approved the listing (subject to its normal requirements) of the shares of Lynx Common Stock issuable under the Stock Option Agreement referred to in clause (ii) of the third paragraph of the Preamble to the Merger Agreement.

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  1. Closing. At any Closing, (a) Grizzly will deliver to Merger Sub a single certificate in definitive form representing the number of the Grizzly Shares designated by Merger Sub in its Exercise Notice, such certificate to be registered in the name of Merger Sub and to bear the legend set forth in
Section 11 of this Agreement, and (b) Merger Sub will deliver to Grizzly the aggregate price for the Grizzly Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check or by delivery of shares of Lynx Common Stock (as defined in the Merger Agreement) valued for this purpose at the average closing sales price on their principal market over the ten trading days preceding such Closing. Upon delivery of an Exercise Notice, satisfaction of the conditions specified in
Section 3 of this Agreement and tender of the aggregate price, Merger Sub shall be deemed to be a holder of record of the Grizzly Shares so deliverable. At any Closing at which Merger Sub is exercising the Option in part, Merger Sub shall present and surrender this Agreement to Grizzly, and Grizzly shall deliver to Merger Sub an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of the Grizzly Common Stock purchasable hereunder.

  Representations and Warranties of Grizzly. Grizzly represents and warrants to Lynx and Merger Sub that (a) Grizzly is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Grizzly and the consummation by Grizzly of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grizzly and no other corporate proceedings on the part of Grizzly are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Grizzly and constitutes a valid and binding obligation of Grizzly, and, assuming this Agreement constitutes a valid and binding obligation of Lynx and Merger Sub, is enforceable against Grizzly in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to usual equity principles, (d) Grizzly has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, 2,517,673 unissued Grizzly Shares and such other shares of the Grizzly Common Stock or other securities which may be issued pursuant to Section 10 of this Agreement, all of which, upon their issuance, payment and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those created by or through Merger Sub), (e) the execution and delivery of this Agreement by Grizzly does not, and the performance of this Agreement by Grizzly will not materially conflict with, or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Articles of Organization or By-laws of Grizzly or (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to Grizzly, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grizzly or its properties or assets, which Violation, in the case of each of clauses (B) and (C), individually or in the aggregate would prevent or materially delay the exercise by Merger Sub of the Option or any other right of Merger Sub under this Agreement, or be subject to Section 110D of Mass. Ann. Laws or result in a "Distribution Date" or "Triggering Event" under the Grizzly Rights Plan, (f) except as described in Section 3.04 of the Merger Agreement, the execution and delivery of this Agreement by Grizzly does not, and the performance of this Agreement by Grizzly will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, and (g) any shares of Lynx Common Stock acquired by Grizzly in connection with Lynx's exercise of the Option will not be acquired by Grizzly with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

  1. Representations and Warranties of Lynx and Merger Sub. Lynx and Merger Sub each represents and warrants to Grizzly that (a) each of Lynx and Merger Sub is a corporation duly organized, validly existing and

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in good standing under the laws of Ontario and the Commonwealth of
Massachusetts, respectively, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Lynx and Merger Sub and the consummation by Lynx and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lynx and Merger Sub and no other corporate proceedings on the part of Lynx and Merger Sub are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Lynx and Merger Sub and constitutes a valid and binding obligation of Lynx and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Grizzly, is enforceable against Lynx and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to usual equity principles, (d) the execution and delivery of this Agreement by Lynx and Merger Sub does not, and the performance of this Agreement by Lynx and Merger Sub will not, result in any Violation pursuant to, (A) any provision of the charter documents of Lynx or Merger Sub, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license of or applicable to them or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lynx or Merger Sub or their properties or assets, which Violation, in the case of each of clauses (B) and (C), would, individually or in the aggregate have a material adverse effect on Lynx or Merger Sub's ability to consummate the transactions contemplated by this Agreement, (e) except as described in Section 4.04 of the Merger Agreement, the execution and delivery of this Agreement by Lynx and Merger Sub does not, and the performance of this Agreement by Lynx and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Grizzly Shares acquired upon exercise of the Option will not be, and the Option is not being, acquired by Merger Sub with a view to public distribution or resale in any manner which would be in violation of federal or state securities laws.

  7. Put Right.

    (a) Exercise of Put. At any time during which the Option is exercisable pursuant to Section 2 or would be exercisable but for the circumstances referred to in the parenthetical in Section 2(iii) of this Agreement or if the condition set forth in Section 3 (v) of this Agreement shall not have been satisfied (the "Repurchase Period"), upon demand by Merger Sub, Merger Sub shall have the right to sell to Grizzly (or any successor entity thereof) and Grizzly (or such successor entity) shall be obligated to repurchase from Merger Sub (the "Put"), all or any portion of the Option, at the price set forth in subparagraph (i) below, or all or any portion of the Grizzly Shares purchased by Merger Sub pursuant hereto, at a price set forth in subparagraph (ii) below:

      (i) the difference between the "Market/Tender Offer Price" for shares of the Grizzly Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to Grizzly (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Alternative Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") and (B) the average of the closing prices of shares of the Grizzly Common Stock on the New York Stock Exchange ("NYSE") or the Nasdaq Stock Market for the five trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Grizzly Shares purchasable pursuant to the Option (or portion thereof with respect to which Merger Sub is exercising its rights under this Section 7);

      (ii) the Exercise Price paid by Merger Sub for the Grizzly Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and the Exercise Price, multiplied by the number of Grizzly Shares so purchased. For purposes of this clause
    (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Alternative Proposal during the Repurchase Period.

  In determining the Market-Tender Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Lynx and reasonably acceptable to Grizzly.

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    (a) Payment and Redelivery of Option or Shares. In the event Merger Sub exercises its rights under this Section 7, Grizzly shall, within ten business days of the Notice Date, pay the required amount to Merger Sub in immediately available funds and Merger Sub shall surrender to Grizzly the Option or the certificates evidencing the Grizzly Shares purchased by Merger Sub pursuant hereto, and Merger Sub shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

  1. Restrictions on Certain Actions. Grizzly shall not adopt any Rights Agreement or shareholder rights plan in any manner which would cause Merger Sub, if Merger Sub has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement or shareholder rights plan solely by reason of the beneficial ownership of the shares purchasable hereunder.

  2. Registration Rights.

  (a) Grizzly will, if requested by Merger Sub at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act of 1933, as amended (the "Securities Act") or prospectuses under the Securities Act (Ontario) (the "Ontario Act") if such registration or the obtaining of a receipt for a prospectus is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to Merger Sub upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Merger Sub, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, or similar provision under the Ontario Act and related rules, regulations, rulings or policy statements, and Grizzly will use its best efforts to qualify such shares or other securities under any applicable state or other provincial securities laws. Grizzly will use reasonable efforts to cause each such registration statement to become effective and to obtain a (final) receipt for each such prospectus, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement or prospectus effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective or the date of the (final) receipt for such prospectus as may be reasonably necessary to effect such sale or other disposition. The obligations of Grizzly hereunder to file a registration statement or prospectus and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Grizzly shall have determined that the filing of such registration statement or prospectus or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Grizzly or otherwise interfere with or adversely affect any pending or proposed offering of securities of Grizzly or any other material transaction involving Grizzly. Subject to applicable law, any registration statement or prospectus prepared and filed under this Section 9, and any sale covered thereby, will be at Grizzly's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Merger Sub's counsel related thereto. Merger Sub will provide and be responsible for, in connection with indemnification provisions, all information reasonably requested by Grizzly for inclusion in any registration statement or prospectus to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 9, Grizzly effects a registration under the Securities Act of , or qualifies a prospectus under the Ontario Act in respect of, the Grizzly Common Stock for its own account or for any other stockholders of Grizzly (other than on Form S-4 or Form S-8, or any successor form), it will allow Merger Sub the right to participate in such registration or qualification, and such participation will not affect the obligation of Grizzly to effect demand registration statements or prospectus for Merger Sub under this Section 9; provided that, if the managing underwriters of such offering advise Grizzly in writing that in their opinion the number of shares of the Grizzly Common Stock requested to be included in such registration or qualification exceeds the number which can be sold in such offering, Grizzly will include the shares requested to be included therein by Merger Sub after the shares intended to be included therein by Grizzly have been included and prior to any shares requested to be included by any third parties are included. In connection with any registration or qualification pursuant to this Section 9, Grizzly and Merger Sub will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration or qualification. Grizzly shall provide to any underwriters such documentation

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(including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require.

  (b) If Grizzly's securities of the same type as the Grizzly Common Stock beneficially owned by Merger Sub are then authorized for quotation or trading or listing on the NYSE, Nasdaq National Market System, or any other securities exchange or automated quotations system, Grizzly, upon the request of Merger Sub, shall promptly file an application, if required, to authorize for quotation, trading or listing such shares of the Grizzly Common Stock on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

  (c) If shares of Lynx Common Stock are delivered to exercise the Option, Lynx will prepare appropriate registration statements and prospectuses, and attempt to obtain approvals of quotation, trading or listing, on the same basis as provided with respect to Grizzly Common Stock in this Section.

  3. Adjustment Upon Changes in Capitalization.

  (a) In the event of any change in the Grizzly Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 1 of this Agreement, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Merger Sub shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Merger Sub would have received in respect of the Grizzly Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. In the event that any additional shares of Grizzly Common Stock otherwise become outstanding after the date of this Agreement (other than pursuant hereto), the number of shares of Grizzly Common Stock subject to the Option shall be increased to equal 19.9% of the number of shares of Grizzly Common Stock then issued and outstanding.

  (b) In the event that Grizzly shall enter in an agreement: (i) to consolidate with or merge into any person, other than Merger Sub or another direct or indirect wholly-owned subsidiary of Lynx, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Merger Sub or another direct or indirect wholly-owned subsidiary of Lynx, to merge into Grizzly and Grizzly shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of the Grizzly Common Stock shall be changed into or exchanged for stock or other securities of Grizzly or any other person or cash or any other property or the outstanding shares of the Grizzly Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Merger Sub or another direct or indirect wholly-owned subsidiary of Lynx, then, and in each such case, Grizzly shall immediately so notify Lynx, and the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Merger Sub shall, upon exercise of the Option, receive for each Grizzly Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of the Grizzly Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Grizzly Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of the Grizzly Common Stock for which the Option is then exercisable

  4. Restrictive Legends. Each certificate representing shares of the Grizzly Common Stock issued to Merger Sub hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

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  Certificates representing shares (i) as to which an opinion of counsel reasonably satisfactory to Grizzly to the effect that such legend is not required under the Securities Act, or (ii) sold in a registered public offering pursuant to Section 9 of this Agreement shall not be required to bear the legend set forth in this Section 11.

  5. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

  6. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

  7. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  8. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action including obtaining necessary regulatory approvals and making necessary filings (including without limitation under the HSR Act) as may be necessary in order to consummate the transactions contemplated hereby (including the issuance, registration and listing of the Grizzly Shares).

  9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  10. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the address or telecopy number specified for the addressee in the Merger Agreement, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

  11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

  Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

  Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          GENERAL SCANNING INC.


                                          By: /s/ Charles D. Winston
                                            ______________________________
                                            Name: Charles D. Winston
                                            Title:  President and Chief
                                            Executive Officer

                                          LUMONICS INC.


                                          By: /s/ Robert J. Atkinson
                                            ______________________________
                                            Name: Robert J. Atkinson
                                            Title:   Chairman

                                          GRIZZLY ACQUISITION CORP.


                                          By: /s/ Robert J. Atkinson
                                            ______________________________
                                            Name: Robert J. Atkinson
                                            Title:   President

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